Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Pricing of Senior Secured First Priority Notes Offering

ATLANTA, GA — November 19, 2014 — HD Supply Holdings, Inc. (Nasdaq:HDS) today announced that its indirect wholly-owned subsidiary, HD Supply, Inc. (“HD Supply”), has priced $1,250,000,000 aggregate principal amount of 5.25% Senior Secured First Priority Notes due 2021 (the “Notes”). The Notes were priced at par. The Notes are being offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  HD Supply intends to use the net proceeds from the offering, together with available cash, to redeem all of its outstanding 8 1/8% Senior Secured First Priority Notes due 2019 totaling $1,250 million in aggregate principal amount in accordance with the terms of HD Supply’s previously announced notice of conditional full redemption, and to pay related fees and expenses.  The redemption date is expected to be December 19, 2014.

The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K, as amended, for the fiscal year ended February 2, 2014, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.